FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206847-04

-----Original Message-----

Sent: Tuesday, December 06, 2016 1:17 PM

Subject: MSBAM 2016-C32 *** PRICING DETAILS *** PUBLICS

NEW ISSUE CMBS: $787.915mm MORGAN STANLEY BofA MERRILL LYNCH SERIES 2016-C32

CO-LEAD MANAGERS & BOOKRUNNERS: BofA Merrill Lynch and Morgan Stanley

CO-MANAGERS: KeyBanc Capital Markets, CIBC World Markets, Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES
CL	Moody's/Fitch/DBRS	SIZE($MM)	WAL(YRS)	SPREAD	COUPON	YIELD	$PRICE
A-1	Aaa(sf)/AAAsf/AAA(sf)	$36.900	2.85	S+ 43	1.968	1.9487	99.9981
A-2	Aaa(sf)/AAAsf/AAA(sf)	$6.800	4.90	S+ 80	3.297	2.6311	102.9968
A-SB	Aaa(sf)/AAAsf/AAA(sf)	$58.600	7.35	S+ 98	3.514	3.0562	102.9939
A-3	Aaa(sf)/AAAsf/AAA(sf)	$190.000	9.85	S+111	3.459	3.3470	100.9988
A-4	Aaa(sf)/AAAsf/AAA(sf)	$342.567	9.90	S+113	3.720	3.3703	102.9975
A-S	Aa1(sf)/AAAsf/AAA(sf)	$65.754	9.98	S+140	3.994	3.6450	102.9944
B	NR/AA-sf/AAA(sf)	$ 44.214	9.98	S+150	4.095	3.7450	102.9969
C	NR/A-sf/AA(sf)	$ 43.080	9.98	S+250	4.2969	4.7450	97.0405

EXPECTED SETTLE:	12/21/16
B&D:	BofAML

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

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